Exhibit 99.1

Unaudited Pro Forma Condensed Consolidated Financial Information

On May 29, 2024, eBay Inc. (“eBay”) completed the sale of (1) 227,115,592 shares of Adevinta ASA (“Adevinta”) to Aurelia BidCo 1 Norway AS (“BidCo 1”) in exchange for approximately $2.4 billion in cash and (2) 177,115,591 shares of Adevinta to Aurelia Netherlands TopCo B.V. (“TopCo”) in exchange for the issuance of 177,115,591 shares in TopCo (collectively, the “Transactions”).

The following unaudited pro forma condensed consolidated financial information has been derived from the historical financial statements of eBay Inc., adjusted to give effect to the consummation of the Transactions pursuant to the Bid Conduct Agreement and the Transaction Completion Agreement, each dated as of November 21, 2023 and amended as of May 10, 2024, by and among eBay, eBay International Holding GmbH, a wholly owned subsidiary of eBay ("eBay GmbH"), eBay International Management B.V., a wholly owned subsidiary of eBay (together with eBay and eBay GmbH, the "eBay Parties"), BCP Aurelia Luxco S.à r.l., Aurelia UK Feederco Limited (the "Equity Investor"), TopCo, Aurelia BidCo Norway AS (“BidCo”) and BidCo 1. BidCo 1 is a wholly owned subsidiary of BidCo incorporated under the laws of Norway, BidCo is a wholly owned subsidiary of TopCo incorporated under the laws of Norway, and TopCo is a private limited company incorporated under the laws of the Netherlands. In connection with the Transactions, the eBay Parties also granted the Equity Investor a six-month option to purchase TopCo shares from the eBay Parties (the "Purchase Option"), which, if exercised, would reduce eBay's ownership in TopCo to approximately 8.3%. This unaudited pro forma condensed consolidated financial information should be read in conjunction with the accompanying notes and tax rate assumption as well as the historical consolidated financial statements and related notes of eBay.

The unaudited pro forma condensed consolidated financial statements as of and for the three months ended March 31, 2024 are based on eBay's historical unaudited consolidated financial statements. The unaudited pro forma consolidated statement of income for the year ended December 31, 2023 is based on eBay's historical audited consolidated financial statements. eBay's historical audited consolidated financial statements were filed on February 28, 2024 with its Annual Report on Form 10-K for the year ended December 31, 2023, and its historical unaudited financial statements as of and for the three months ended March 31, 2024 were filed on May 2, 2024 with its Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2024.

The unaudited pro forma condensed consolidated statements of income for the year ended December 31, 2023 and the three months ended March 31, 2024 assume that the Transactions occurred on January 1, 2023. The unaudited pro forma condensed consolidated balance sheet as of March 31, 2024 assumes that the Transactions occurred on March 31, 2024. The unaudited pro forma condensed consolidated financial information and transaction accounting adjustments are preliminary and have been made solely for informational purposes, are not intended to be a complete presentation of eBay's financial position or results of operations had the Transactions occurred as of and for the periods presented and are not necessarily indicative of the condensed consolidated financial position or results of operations that would have been realized had the Transactions occurred as of the dates indicated, nor are they meant to be indicative of any anticipated condensed consolidated financial position or future results of operations that eBay will experience. For example, the accompanying unaudited pro forma condensed consolidated statements of income do not include the gain on disposition of Adevinta shares by eBay. The adjustments presented are based on currently available information and certain preliminary estimates and assumptions, including preliminary estimates of the fair value of the Purchase Option. Therefore, actual results may differ from the pro forma adjustments.

eBay Inc.
Unaudited Pro Forma Condensed Consolidated Balance Sheet

	As of March 31, 2024
	(In millions)
	As Reported	Transaction Accounting Adjustments		Pro Forma
ASSETS
Current assets:
Cash and cash equivalents	$2,130	$2,431	(1)	$4,561
Short-term investments	1,743	—		1,743
Equity investment in Adevinta	4,240	(4,240)	(2)	—
Customer accounts and funds receivable	1,108	—		1,108
Other current assets	1,185	—		1,185
Total current assets	10,406	(1,809)		8,597
Long-term investments	1,546	1,858	(3)	3,404
Property and equipment, net	1,281	—		1,281
Goodwill	4,235	—		4,235
Operating lease right-of-use assets	469	—		469
Deferred tax assets	3,052	—		3,052
Other assets	429	—		429
Total assets	$21,418	$49	(4)	$21,467
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Short-term debt	$1,551	$—		$1,551
Accounts payable	300	—		300
Customer accounts and funds payable	1,145	—		1,145
Accrued expenses and other current liabilities	1,929	146	(5)	2,075
Income taxes payable	308	463	(6)	771
Total current liabilities	5,233	609		5,842
Operating lease liabilities	362	—		362
Deferred tax liabilities	2,417	(484)	(7)	1,933
Long-term debt	6,174	—		6,174
Other liabilities	959	—		959
Total liabilities	15,145	125		15,270
Total stockholders' equity	6,273	(76)	(8)	6,197
Total liabilities and stockholders' equity	$21,418	$49		$21,467

Notes to unaudited pro forma condensed consolidated balance sheet
1.Reflects cash received on sale of Adevinta shares.
2.Reflects the disposition of ownership interest in Adevinta.
3.Reflects the fair value of the shares of TopCo received in exchange for shares of Adevinta.
4.Reflects the pre-tax gain on sale of Adevinta shares in exchange for cash.
5.Reflects the fair value of the Purchase Option of $131 million, third party accounting, legal and advisory costs directly attributable to the Transactions of $8 million and Swiss Transaction Tax expected to be paid as part of the Transactions of $7 million. The Purchase Option is valued as of May 29, 2024 using a Black-Scholes model. Key inputs and assumptions used in the valuation include risk-free interest rates, the common stock price as of May 29, 2024, equity volatility, exercise price, and details specific to the Purchase Option. The fair value of the Purchase Option is based on currently available information and preliminary estimates and assumptions.
6.Reflects expected cash tax on the proportion of Adevinta shares disposed.
7.Reflects a $456 million reduction in deferred tax liability for the proportion of Adevinta shares disposed and a $28 million tax impact related to the fair value of the Purchase Option.
8.Reflects the effect on total stockholders' equity of the adjustments described in notes (1) through (7) above.

eBay Inc.
Unaudited Pro Forma Condensed Consolidated Statement of Income

	Three Months Ended March 31, 2024
	(In millions, except per share amounts)
	As Reported	Transaction Accounting Adjustments		Pro Forma
Net revenues	$2,556	$—		$2,556
Cost of net revenues	700	—		700
Gross profit	1,856	—		1,856
Operating expenses:
Sales and marketing	541	—		541
Product development	351	—		351
General and administrative	238	—		238
Provision for transaction losses	91	—		91
Amortization of acquired intangible assets	4	—		4
Total operating expenses	1,225	—		1,225
Income from operations	631	—		631
Interest and other:
Gain (loss) on equity investments and warrant, net	(97)	234	(1)	137
Interest expense	(66)	—		(66)
Interest income and other, net	68	—		68
Income before income taxes	536	234		770
Income tax provision	(97)	(49)	(2)	(146)
Income from continuing operations	$439	$185		$624

Income per share:
Basic	$0.85	$0.36		$1.21
Diluted	$0.85	$0.36		$1.21

Weighted average shares:
Basic	516			516
Diluted	519			519

Notes to unaudited pro forma condensed consolidated statement of income
1.Reflects the elimination of unrealized mark-to-market loss due to the disposition of ownership interest in Adevinta.
2.For purposes of determining the estimated income tax expense for pro forma adjustments reflected in the unaudited pro forma condensed consolidated statement of income, the statutory rate of 21% was applied for the three months ended March 31, 2024.

eBay Inc.
Unaudited Pro Forma Condensed Consolidated Statement of Income

	Year Ended December 31, 2023
	(In millions, except per share amounts)
	As Reported	Transaction Accounting Adjustments		Pro Forma
Net revenues	$10,112	$—		$10,112
Cost of net revenues	2,833	—		2,833
Gross profit	7,279	—		7,279
Operating expenses:
Sales and marketing	2,217	—		2,217
Product development	1,544	—		1,544
General and administrative	1,196	—		1,196
Provision for transaction losses	360	—		360
Amortization of acquired intangible assets	21	—		21
Total operating expenses	5,338	—		5,338
Income from operations	1,941	—		1,941
Interest and other:
Gain (loss) on equity investments and warrant, net	1,832	(1,782)	(1)	50
Interest expense	(263)	—		(263)
Interest income and other, net	197	—		197
Income before income taxes	3,707	(1,782)		1,925
Income tax provision	(932)	376	(2)	(556)
Income from continuing operations	$2,775	$(1,406)		$1,369

Income per share:
Basic	$5.24	$(2.65)		$2.59
Diluted	$5.21	$(2.64)		$2.57

Weighted average shares:
Basic	530			530
Diluted	533			533

Notes to unaudited pro forma condensed consolidated statement of income
1.Reflects the elimination of unrealized mark-to-market gain due to the disposition of ownership interest in Adevinta.
2.For purposes of determining the estimated income tax expense for pro forma adjustments reflected in the unaudited pro forma condensed consolidated statement of income, the statutory rate of 21% was applied for the year ended December 31, 2023.
4